13G/A
CUSIP No. 458381100	Page 10 of 10 Pages

EXHIBIT 99.01

JOINT FILING AGREEMENT

     Each of the undersigned hereby agrees and consents that the Schedule 13G/A filed herewith (the “Schedule 13G/A”) by Quintiles Transnational Corp. (“Quintiles”) is filed on behalf of each of them pursuant to the authorization of the undersigned to make such filing and that such Schedule 13G/A is filed jointly on behalf of each of them, pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, including Rule 13d-1(k)(1). Each of the undersigned hereby agrees that such Schedule 13G/A is, and any further amendments to the Schedule 13G/A will be, filed on behalf of each of the undersigned. Each of the persons is not responsible for the completeness or accuracy of the information concerning the other persons making this filing unless such person knows or has reason to believe that such information is inaccurate. This agreement may be signed in counterparts. This agreement is effective as of February 13, 2004.

Date: February 13, 2004

PHARMA SERVICES HOLDING, INC.

	By:	/s/ John S. Russell

	Name:	John S. Russell
	Title:	Vice President & Corporate Secretary

PHARMA SERVICES INTERMEDIATE HOLDING CORP.

	By:	/s/ John S. Russell

	Name:	John S. Russell
	Title:	Vice President & Corporate Secretary

QUINTILES TRANSNATIONAL CORP.

	By:	/s/ John S. Russell

	Name:	John S. Russell
	Title:	Executive Vice President & General
Counsel
Chief Administrative Officer

PHARMABIO DEVELOPMENT INC.

	By:	/s/ John S. Russell

	Name:	John S. Russell
	Title:	President